Exhibit 99.1

NEWS RELEASE
For more information contact:

Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
Flagstar Bancorp Appoints William F. Pickard to Board of Company and Bank
TROY, Mich., Feb.29, 2008 — Flagstar Bancorp (NYSE:FBC) announced today that the boards of directors of the company and Flagstar Bank, its wholly owned subsidiary, each appointed William F. Pickard as an independent member of the boards of directors of the company and the bank.
Dr. Pickard is chairman and CEO of VITEC, LLC, a joint venture with TI Group of London, England, and chairman and CEO of Global Automotive Alliance LLC of Detroit, which comprises six manufacturing entities with eight plants in four states and Canada.
He also is a member of the board of directors of Asset Acceptance Capital Corp. and serves on its audit and compensation committees. Asset Acceptance operates nationwide and purchases charged-off consumer debt from credit issuers and then uses proprietary methods to collect on them.
Dr. Pickard holds a master’s degree from the University of Michigan and a Ph.D. from Ohio State University. He currently serves as adjunct professor at the University of Michigan School of Business.
Dr. Pickard has 30 years’ experience as an entrepreneur, focusing on business development, team building and long-term strategic planning in his various enterprises, which include an assembly company, an automotive interior trim supplier and an inventory management and logistics company.
In 2002, Dr. Pickard was named Michiganian of the Year for his mentorship of new entrepreneurs and his leadership of Global Automotive Alliance.
“We welcome Dr. Pickard to our boards,” said Mark Hammond, vice chairman and CEO of Flagstar, “and we expect his extensive business experience and background as an entrepreneur to be a great asset to the company and the bank.”
With $15.8 billion in assets at December 31, 2007, Flagstar Bancorp is the largest publicly held savings bank headquartered in the Midwest. Flagstar operated 164 banking centers in Michigan, Indiana and Georgia and 143 home loan centers in 27 states at year-end 2007. Flagstar originates home loans nationwide and is one of the leading originators of residential mortgages.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock, is provided for general information, and is not intended to predict the future earnings of Flagstar Bancorp, Inc. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com .
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